Exhibit 99.1

AEO Reports Record Third Quarter Sales of $1 Billion, Adjusted EPS Grows 30%

12.11.18

Comparable Sales Rose 8%, Marking 15 Straight Quarters of Positive Comp Growth

American Eagle Comps Rose 5%, Aerie Up 32%

PITTSBURGH — (BUSINESS WIRE) — American Eagle Outfitters, Inc. (NYSE: AEO) today reported EPS of $0.48 for the quarter ended November 3, 2018, compared to $0.36 for the quarter ended October 28, 2017, an increase of 33%. EPS of $0.48 increased 30% compared to adjusted EPS of $0.37 last year.

Jay Schottenstein, AEO’s Chief Executive Officer commented, “I am proud to announce another outstanding performance this period for AEO, marking record sales and our first $1 billion third quarter. American Eagle and Aerie had extremely well-executed back-to-school and fall seasons, fueling strong sales across stores and double-digit growth in digital, on lower promotional activity across channels. The holiday season is off to a positive start and I’d like to thank our teams for the exceptional effort and enthusiasm they are bringing to this holiday season. Looking forward, we will leverage our momentum and brand strength as we continue to drive growth and deliver returns to our shareholders.”

Adjusted amounts are based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

Third Quarter 2018 Results

•

Total net revenue increased $43 million, or 5% to $1.004 billion compared to $960 million last year. As a result of the shifted 2018 retail calendar, approximately $40 million of total net revenue shifted out of the third quarter and was recorded in the second quarter. The shift of revenue adversely affected third quarter operating income.

•	Consolidated comparable sales increased 8% over the comparable period ending November 4, 2017, following a 3% increase last year.

•

By brand, American Eagle comparable sales increased 5%, building on a 1% increase last year. Aerie’s comparable sales increased 32%, following a 19% increase last year, marking the 16th consecutive quarter of double-digit comp growth.

•

Gross profit increased 7% to $399 million from gross profit of $375 million last year. The gross margin rate increased 80 basis points to 39.8% of revenue compared to 39.0% last year. Lower markdowns and rent leverage were slightly offset by increased delivery costs.

•

Selling, general and administrative expense of $248 million increased 14% from $217 million last year. As a rate to revenue, SG&A rose 220 basis points to 24.8%. The dollar increase primarily supported key investments in our brands, the customer experience and our associates with increases in store payroll, higher wages, and incremental advertising and incentive expense.

•	Depreciation and amortization expense decreased 2% to $42 million, improving 30 basis points to 4.2%.

•

Operating income of $109 million compared to $111 million last year, a decrease of $2 million, or 2%. Operating income decreased 5% to $109 million from adjusted operating income of $115 million last year. As a rate to revenue operating income was 10.8%.

•

Third quarter operating income declined due to the shifted retail calendar as noted above. Year-to-date adjusted operating income increased 14% to $237 million and the adjusted operating margin increased 40 basis points to 8.5% as a rate to revenue compared to the same period last year.

•

Other income of $4 million includes a benefit from a vendor settlement and interest income. This compares to other expense of $13 million last year due to a discrete charge of $14 million to reserve against a receivable.

•

The effective tax rate decreased to 24.3% compared to an adjusted rate of 35.1% last year, primarily due to the impact of the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The company continues to analyze the impact of the Tax Act and provisional amounts will be finalized in the fourth quarter of 2018.

•	EPS of $0.48 compared to EPS of $0.36 last year. EPS increased 30% compared to adjusted EPS of $0.37 last year.

Inventory

Total ending inventories at cost increased 11% to $592 million. This is primarily due to strong customer demand, the timing of holiday receipts and our clearance store strategy. Looking forward, we expect fourth quarter ending inventory to be up in the mid- to high- single digits.

Capital Expenditures

In the third quarter, capital expenditures totaled $43 million, with more than half related to store remodeling projects and new openings, and the balance to support the digital business, omni-channel tools and general corporate maintenance. We continue to expect capital expenditures to be in the range of $180 million to $190 million this year.

Shareholder Returns, Cash and Investments

During the third quarter, the company repurchased one million shares for approximately $25 million. Through the third quarter share repurchase and cash dividends, the company returned a total of $50 million to shareholders. As a result of strong free cash flow, we ended the quarter with total cash and investments of $360 million compared to $258 million last year.

Store Information

During the quarter, the company opened 5 American Eagle stores and closed 3, ending with 941 stores, including 142 Aerie side-by-side locations. The company opened 2 Aerie stand-alone stores and closed 1, ending with 110 Aerie stand-alone stores. Internationally, the company ended the quarter with 223 licensed stores. For additional store information, see the accompanying table.

Fourth Quarter Outlook

The company expects fourth quarter EPS of $0.40 to $0.42, based on comparable sales in the positive mid- single digits and total revenue growth in the low single digits. This guidance reflects approximately $60 million of lost revenue and $0.07 of reduced EPS due to operating with one less week in the fourth quarter than last year as a result of the 53rd week in fiscal 2017.

The guidance assumes a tax rate of approximately 27% due to the impact of recently updated tax reform transition tax legislation and other discrete items. Guidance excludes potential asset impairment and restructuring charges. Last year the company reported fourth quarter EPS of $0.52, which included approximately $0.08 per share of tax benefit. Excluding these items, last year’s fourth quarter adjusted EPS was $0.44. See the accompanying table for the GAAP to Non-GAAP reconciliation.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 4:15 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 200 international locations operated by licensees in 25 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including fourth quarter 2018 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for fourth quarter 2018 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	November 3, 2018	February 3, 2018	October 28, 2017
ASSETS
Cash and cash equivalents	$279,872	$413,613	$257,527
Short-term investments	79,856	—	—
Merchandise inventory	591,671	398,213	534,019
Accounts receivable, net	84,074	78,304	77,113
Prepaid expenses and other	87,995	78,400	61,553

Total current assets	1,123,468	968,530	930,212

Property and equipment, net	735,714	724,239	726,168
Intangible assets, net	44,164	46,666	46,979
Goodwill	14,898	15,070	14,972
Non-current deferred income taxes	12,796	9,344	29,025
Other assets	50,442	52,464	54,424

Total Assets	$1,981,482	$1,816,313	$1,801,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$343,360	$236,703	$330,716
Accrued compensation and payroll taxes	56,991	54,324	43,561
Accrued rent	87,410	83,312	80,580
Accrued income and other taxes	29,340	12,781	17,262
Unredeemed gift cards and gift certificates	30,392	52,347	29,475
Current portion of deferred lease credits	11,337	11,203	12,887
Other current liabilities and accrued expenses	48,317	34,551	38,359

Total current liabilities	607,147	485,221	552,840

Deferred lease credits	48,220	47,977	50,439
Non-current accrued income taxes	7,229	7,269	4,590
Other non-current liabilities	23,474	29,055	30,712

Total non-current liabilities	78,923	84,301	85,741

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	565,316	593,770	588,978
Accumulated other comprehensive income (loss)	(39,138)	(30,795)	(34,798)
Retained earnings	2,002,687	1,883,592	1,812,821
Treasury stock, at cost	(1,235,949)	(1,202,272)	(1,206,298)

Total stockholders’ equity	1,295,412	1,246,791	1,163,199

Total Liabilities and Stockholders’ Equity	$1,981,482	$1,816,313	$1,801,780

Current Ratio	1.85	2.00	1.68

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	November 3, 2018	% of Revenue	October 28, 2017	% of Revenue
Total net revenue	$1,003,707	100.0%	$960,433	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	604,220	60.2%	585,520	61.0%

Gross profit	399,487	39.8%	374,913	39.0%
Selling, general and administrative expenses	248,438	24.8%	217,146	22.6%
Restructuring charges	—	0.0%	3,695	0.4%
Depreciation and amortization	42,416	4.2%	43,149	4.5%

Operating income	108,633	10.8%	110,923	11.5%
Other income (expense), net	4,330	0.4%	(13,243)	-1.4%

Income before income taxes	112,963	11.2%	97,680	10.1%
Provision for income taxes	27,491	2.7%	33,947	3.5%

Net income	$85,472	8.5%	$63,733	6.6%

Net income per basic share	$0.48		$0.36
Net income per diluted share	$0.48		$0.36

Weighted average common shares outstanding – basic	176,938		177,228
Weighted average common shares outstanding – diluted	178,122		179,132

	39 Weeks Ended
	November 3, 2018	% of Revenue	October 28, 2017	% of Revenue
Total net revenue	$2,791,522	100.0%	$2,566,826	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,734,491	62.1%	1,621,441	63.2%

Gross profit	1,057,031	37.9%	945,385	36.8%
Selling, general and administrative expenses	692,644	24.8%	615,842	24.0%
Restructuring charges	1,568	0.1%	18,888	0.8%
Depreciation and amortization	127,090	4.6%	123,878	4.8%

Operating income	235,729	8.5%	186,777	7.2%
Other income (expense), net	5,692	0.2%	(19,574)	-0.8%

Income before income taxes	241,421	8.7%	167,203	6.4%
Provision for income taxes	55,687	2.0%	56,997	2.2%

Net income	$185,734	6.7%	$110,206	4.2%

Net income per basic share	$1.05		$0.62
Net income per diluted share	$1.04		$0.61

Weighted average common shares outstanding – basic	177,033		178,272
Weighted average common shares outstanding – diluted	178,278		180,260

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended October 28, 2017
	Operating Income	Net Income	Diluted Income per Common Share
GAAP Basis	$110,923	$63,733	$0.36
% of Revenue	11.5%	6.6%

Add: Restructuring Related Charges(1):	3,695	2,065	0.01

Non-GAAP Basis	$114,618	$65,798	$0.37
% of Revenue	11.9%	6.8%

(1) – $3.7 million pre-tax restructuring related charges, consisting of:

•	Corporate severance and related charges of ($2.4M) and corporate lease buyout charges of ($1.3M)

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	39 Weeks Ended November 3, 2018
	Operating Income	Net Income	Diluted Income per Common Share
GAAP Basis	$235,729	$185,734	$1.04
% of Revenue	8.5%	6.7%

Add: Restructuring Related Charges(1):	1,568	1,178	0.01

Non-GAAP Basis	$237,297	$186,912	$1.05
% of Revenue	8.5%	6.7%

(1) – $1.6 million for pre-tax corporate charges, primarily consisting of corporate severence charges

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	39 Weeks Ended October 28, 2017
	Gross Profit	Operating Income	Other (Expense) Income	Net Income	Diluted Income per Common Share
GAAP Basis	$945,385	$186,777	$ (19,574)	$110,206	$0.61
% of Revenue	36.8%	7.2%	-0.8%	4.2%

Add: Restructuring Related Charges(1):	1,669	20,557	—	12,961	0.08
Add: Joint Business Venture Charges(2):	—	—	9,311	5,870	0.03

	1,669	20,557	9,311	18,831	0.11

Non-GAAP Basis	$947,054	$207,334	$ (10,263)	$129,037	$0.72
% of Revenue	36.9%	8.1%	-0.4%	5.0%

(1) – $20.6 million pre-tax restructuring related charges, consisting of:

•	Inventory charges related to the restructuring of the United Kingdom, Hong Kong, and China ($1.7M), recorded as a reduction of Gross Profit
•

Lease buyouts, store closure charges and severance and related charges ($18.9M), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions, recorded within Restructuring Charges.

(2) – $9.3 million pre-tax charges for the charges related to the planned exit of a joint business venture, recorded within Other (expense) income, net.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	14 Weeks Ended February 3, 2018
	Operating Income	Other Income	Net Income	Diluted Income per common share
GAAP Basis	$116,011	$3,959	$93,957	$0.52
% of Revenue	9.4%	0.3%	7.6%

Add: Restructuring Charges(1):	1,723	—	1,073	0.00
Less: Joint Business Venture Charges(2):	—	(1,347)	(839)	(0.00)
Less: U.S. Tax Reform Impact (3):	—	—	(14,948)	(0.08)

	1,723	(1,347)	(14,714)	(0.08)

Non-GAAP Basis	$117,734	$2,612	$79,243	$0.44
% of Revenue	9.6%	0.2%	6.4%

(1) – $1.7 million pre-tax charges, for corporate and international restructuring.

(2) – $1.3 million pre-tax benefit related to the exit of a joint business venture, recorded within Other income, net.

(3) – $14.9 million of after-tax benefit resulting from the estimated impact of U.S. tax legislation enacted on December 22, 2017, referred to as the Tax Cuts and Jobs Act and related actions, specifically:

•	The benefit of a lower blended U.S. corporate tax rate in fiscal 2017
•	The net benefit from the re-measurement of deferred tax balances and the one-time transition tax on un-repatriated earnings of foreign subsidiaries
•	The acceleration of certain deductions into fiscal 2017

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Third Quarter Comparable Sales
	2018	2017
American Eagle Outfitters, Inc. (1)	8%	3%

AE Total Brand (1)	5%	1%
aerie Total Brand (1)	32%	19%

(1) AEO Direct is included in consolidated and total brand comparable sales.

	YTD Third Quarter
	2018	2017
American Eagle Outfitters, Inc. (1)	9%	2%

AE Total Brand (1)	5%	0%
aerie Total Brand (1)	32%	23%

(1) AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Third Quarter 2018	YTD Third Quarter 2018	Fiscal 2018 Guidance
Consolidated stores at beginning of period	1,054	1,047	1,047
Consolidated stores opened during the period
AE Brand	5	13	15 - 20
Aerie stand-alone	2	4	10 - 15
Tailgate Clothing Co.	0	1	1
Todd Snyder	0	0	1
Consolidated stores closed during the period
AE Brand	(3)	(5)	(10) - (15)
Aerie stand-alone	(1)	(3)	(5) - (10)

Total consolidated stores at end of period	1,057	1,057	1,049—1,069
AE Brand	941
Aerie stand-alone	110
Aerie side-by-side (2)	142
Tailgate Clothing Co.	5
Todd Snyder	1
Stores remodeled and refurbished during the period	10	57	60 - 70
Total gross square footage at end of period	6,662	6,662	Not Provided

International license locations at end of period (1)	223	223	261

Aerie side-by-side stores (2)
New AE store	2	5	5 - 10
Remodeled AE store	8	19	20

(1) International license locations are not included in the consolidated store data or the total gross square footage calculation.

(2) Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.